UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 10, 2006

ChoicePoint Inc.

(Exact name of registrant as specified in its charter)

Georgia	001-13069	58-2309650
(State of Incorporation)	Commission File Number	(IRS employer identification no.)

1000 Alderman Drive Alpharetta, Georgia	30005
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (770) 752-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On July 10, 2006, ChoicePoint Inc. (the “Company”) issued a press release announcing projected operating margins from continuing operations for the second quarter of 2006. The press release is attached hereto as Exhibit 99.1.

Item 8.01 Other Events.

On July 10, 2006, the Company announced its intent to divest various businesses, including its direct marketing, forensic DNA and shareholder services businesses, as a result of its Company-wide strategic review. The previously disclosed review process resulted in the Company adopting a new strategic focus on helping customers manage economic or physical risks, as well as the decision to divest businesses that either do not fit within the new strategic direction or are unlikely to gain critical mass in the marketplace under the Company’s ownership.

The financial results of these businesses will be classified as discontinued operations in the Company’s future financial statements. Because no definitive agreements for the sale of any of these businesses have been entered into with third parties, the Company is unable to estimate when it will complete the sale of these businesses. The Company intends to continue normal operations at the affected businesses until they are sold. Outside advisors have been retained to assist in the sale of the businesses, the proceeds of which are expected to be used to repurchase Company stock and for general corporate purposes.

The Company is in the early stages of the divesture plans for these businesses and cannot yet determine whether it will or will not incur a material charge in connection with the sale of these businesses. If, subsequent to the date hereof, the Company makes the determination that it will incur a material charge in connection with the sale of these businesses, it will file a Form 8-K to disclose information regarding such charge.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of ChoicePoint Inc., dated July 10, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 10, 2006	CHOICEPOINT INC.

	By:	/s/ David E. Trine
David E. Trine
Chief Financial Officer (Principal Financial Officer)